UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

May 3, 2011

Date of Report (Date of earliest event reported)

Bionovo, Inc.

(Exact Name of Registrant as Specified in Charter)

Delaware	001-33498	20-5526892
(State or Other Jurisdiction	(Commission File Number)	(IRS Employer
of Incorporation)		Identification No.)

5858 Horton Street, Suite 400, Emeryville, CA 94608

(Address of Principal Executive Offices) (Zip Code)

(510) 601-2000

(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Effective May 4, 2012, the board of directors of Bionovo, Inc. (the “Company”) appointed Robert Farrell to serve as interim Chief Financial Officer of the Company.

Mr. Farrell has been a director of the Company since January 5, 2012. Mr. Farrell held the positions of Executive Vice President and CFO of Titan Pharmaceuticals, Inc. from 1996 – 2009 and was appointed President and CEO of Titan in December 2008, a position that he held through 2009. Prior to Titan Pharmaceuticals, from 1991 – 1996, Mr. Farrell served as Corporate Group Vice President and CFO of Fresenius USA, a pharmaceutical manufacturing and medical device company focused on the treatment of end-stage renal disease. Mr. Farrell holds an undergraduate degree from the University of Notre Dame and received his J.D. degree from the University of California. The Company believes that Mr. Farrell’s professional background, experience in the healthcare field, including his prior senior leadership positions at other medical and biotech related companies, make him well qualified as a member of its board.

Item 5.07.	Submission of Matters to a Vote of Security Holders.

The Company held a Special Meeting of its Shareholders (the “Special Meeting”) on May 3, 2012. The following matters, all of which were set forth in the Company’s Definitive Proxy Statement on Schedule 14A in connection with the Special Meeting (the “Proxy Statement”), which was filed with the Securities and Exchange Commission on April 3, 2012, were voted on at the Special Meeting. The final results of such voting are as indicated below.

1. Approval of an amendment to the Company’s certificate of incorporation, as amended (the “Certificate of Incorporation”), to effect a reverse stock split of the Company’s common stock at an exchange ratio of 1-for-250 (the “Amendment”), and to authorize the Board of Directors of the Company, in its discretion, to implement the reverse stock split at any time prior to December 31, 2012 by filing an amendment to the Certificate of Incorporation:

For	Against	Abstain	Broker Non-Votes
42,629,313	14,856,984	632,574	22,207,490

On the basis of the above votes, the proposal to approve the Amendment and to authorize the Board of Directors of the Company, in its discretion, to implement the reverse stock split at any time prior to December 31, 2012 by filing an amendment to the Certificate of Incorporation was approved.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Bionovo, Inc.

Date: May 8, 2012	By:	/s/ Isaac Cohen
Isaac Cohen Chairman and Chief Executive Officer